FIRST AMENDMENT TO THE

NORTHERN LIGHTS FUND TRUST II

CUSTODY AGREEMENT

THIS FIRST AMENDMENT, effective as of July 24, 2015, to the Custody Agreement, dated as of May 26, 2015, (the “Agreement”), is entered into by and between NORTHERN LIGHTS FUND TRUST II, a Delaware statutory trust (the “Trust”), and U.S. BANK NATIONAL ASSOCIATION, (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add the Balter Long/Short Equity Fund; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend as follows:

Exhibit B is hereby superseded and replaced in its entirety with Amended Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

NORTHERN LIGHTS FUND TRUST II	U.S. BANK, N.A.

By: /s/ Kevin Wolf	By: /s/ Michael R. McVoy

Name: Kevin Wolf	Name: Michael R. McVoy

Title: President	Title: Senior Vice President

1

Amended Exhibit B

to the Custody Agreement

Fund Names

Separate Series of Northern Lights Fund Trust II

Name of Series

Balter Discretionary Global Macro Fund

Balter Long/Short Equity Fund

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